Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COMARCO, Inc.
Lake Forest, California
     We consent to incorporation by reference in the Registration Statement (No. 33-44943) on Form S-8 of Comarco, Inc. of our report dated June 29, 2010, with respect to the statement of net assets available for benefits of Comarco, Inc. Savings and Retirement Plan as of December 31, 2009 and the related statement of changes in net assets available for benefits for the year then ended and the related supplemental schedule which report appears in the December 31, 2009 annual report on Form 11-K of Comarco, Inc. Savings and Retirement Plan.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP.

Newport Beach, California
June 29, 2010

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